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                                                                      EXHIBIT 99

SPARTECH Corporation


COMPANY CONTACT:
     Jackson W. Robinson
     (617) 788-1600

FOR IMMEDIATE RELEASE
MONDAY, MAY 9, 2005

                              GEORGE ABD TO SUCCEED
                        BRADLEY BUECHLER AS SPARTECH CEO

         ST. LOUIS, MAY 9, 2005 - Bradley B. Buechler, Chairman, President and Chief Executive Officer of Spartech Corporation (NYSE: SEH) ("Spartech"), today announced his retirement after almost 25 years with the Company and 14 years as its Chief Executive Officer.

         George A. Abd has been appointed to succeed Mr. Buechler as Chief Executive Officer and President. Mr. Abd, age 41, most recently served as Spartech's Executive Vice President, Color & Specialty Compounds and Molded & Profile Product Groups and International Operations. In this role, he had responsibility for implementing corporate strategy at the operating division level for approximately $500 million of Spartech's annual revenue. He has substantial experience in sales, marketing, plant operations, integrating acquisitions and international operations. Mr. Abd began his career with Polycom Huntsman in 1987. He joined Spartech in 1998 with Spartech's acquisition of Polycom Huntsman. He was promoted by Spartech to Executive Vice President of Color and Specialty Compounds in August of 2000 and to Executive Vice President of Color and Specialty Compounds and Molded and Profile Products in May of 2004. In April of 2005 he added the responsibility for International Operations. Mr. Abd received a BA in Economics from the University of Notre Dame in 1985 and an MBA from the University of Notre Dame in 1987 with concentrations in Marketing and Finance. Mr. Abd has been elected to Spartech's Board of Directors, replacing Mr. Buechler, who has resigned from the Board incident to his retirement.

         "I am very proud of what Spartech has accomplished since I joined it in 1981 and I strongly believe that George Abd is an excellent choice to lead Spartech in its next phase of growth," Mr. Buechler said.

         Jackson W. Robinson, age 63, has been appointed Chair of Spartech's Board, replacing Mr. Buechler. Mr. Robinson most recently served as the Board's presiding Director.

         Mr. Robinson noted that the appointment of Mr. Abd was the result of succession planning discussions which the Board had been conducting for some period of time. "We are very fortunate to have someone of George

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Abd's caliber available to us," Mr. Robinson commented. "We believe that he brings the skill set required at this stage of Spartech's development to address its challenges and to energize its personnel." Mr. Robinson continued by saying that "George will continue to work with the very talented management team which Brad has assembled."

         "Brad has made extraordinary contributions during his tenure at Spartech," said Mr. Abd. "I have seen this Company under his leadership transformed into a global processor of engineered thermoplastics. I look forward to building on his success," he added.

         Spartech Corporation is a leading producer of engineered thermoplastic materials, polymeric compounds, and molded & profile products, which following its recently announced plant restructuring plan, will have 47 facilities located throughout the United States, Canada, Mexico, and Europe, with annual production capacity of more than 1.4 billion pounds and sales of approximately $1.2 billion, annually.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

Statements contained herein which are not historical facts are forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934 which are intended to be covered by the safe harbors created thereby. For a summary of important facts, which could cause the Company's actual results to differ materially from those included in, or inferred by, the forward-looking statements, refer to the Company's Form 10-K for the fiscal year ended October 30, 2004, which is on file with the Securities and Exchange Commission.